Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Reports Fourth Quarter 2007 Results

TAMPA, Fla. – Feb. 19, 2007 – Syniverse Holdings, Inc. (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, today reported results for the fourth quarter 2007.

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Total revenues were $101.5 million for fourth quarter 2007, an 18.2% increase compared to fourth quarter 2006. For full year 2007, total revenues were $377.5 million, a 12.0% increase compared to full year 2006.

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Net revenues, which exclude off-network database queries or pass-through revenue, were $100.2 million for fourth quarter 2007, an 18.5% increase compared to fourth quarter 2006. For full year 2007, net revenues were $371.9 million, a 13.1% increase compared to full year 2006.

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Net income was $16.6 million in fourth quarter 2007 and $52.4 million for the full year 2007. In fourth quarter 2006, net income was impacted by the reversal of a significant portion of the company’s net deferred tax asset valuation allowance, resulting in a significant one-time tax benefit, making direct comparisons to other periods less meaningful. Income before provision for income taxes was $25.1 million in fourth quarter 2007, an 89.4% increase compared to fourth quarter 2006. For full year 2007, income before provision for income taxes was $83.7 million, a 67.0% increase compared to full year 2006.

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Cash net income, a non-GAAP financial measure, was $21.2 million for fourth quarter 2007, a 53.8% increase compared to fourth quarter 2006. For full year 2007, cash net income was $75.3 million, a 31.4% increase compared to full year 2006. Cash net income reflects the positive cash impact resulting from the significant difference in amortization of goodwill for financial reporting and tax purposes, and is determined by adding the cash savings arising from the tax deductible goodwill amortization to adjusted net income.

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Cash net income per diluted share was $0.31 in fourth quarter 2007, a 55.0% increase compared to fourth quarter 2006. For full year 2007, cash net income per diluted share was $1.11, a 30.6% increase compared to full year 2006.

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Adjusted EBITDA, a non-GAAP financial measure, was $43.4 million for fourth quarter 2007, a 39.3% increase compared to fourth quarter 2006. For full year 2007, Adjusted EBITDA was $155.9 million, a 22.1% increase compared to full year 2006.

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com

Syniverse 4Q 2007 results 2

“Syniverse reported a strong fourth quarter driven by a continuation of the same trends that we’ve seen throughout 2007, most notably continued strength in our messaging and mobile data services together with solid results in our roaming and clearing services,” said Tony Holcombe, President and CEO, Syniverse. “The acquisition of BSG Wireless in the quarter increases our global scale and adds critical financial settlement capabilities. Additionally, we expect to realize $12 million of annualized cost synergies as we integrate the two businesses over the next two years.”

Chief Financial Officer David Hitchcock agreed. “Syniverse posted strong financial results in the fourth quarter. Operating free cash flow exceeded $47 million in the quarter, and Syniverse generated over $97 million in operating free cash flow for the full year,” he said. “Net revenue was slightly above the preliminary range announced on January 15 due to the one time unexpected favorable resolution to a specific item.”

Fourth Quarter 2007 Service Line Revenue

Technology Interoperability Services

Technology Interoperability Services revenues were $53.6 million in fourth quarter 2007, a 37.4% increase compared to fourth quarter 2006. For full year 2007, Technology Interoperability Services revenues were $184.5 million, a 33.0% increase compared to full year 2006. Results in both periods were primarily driven by increases in data services, such as SMS interoperability and mobile data roaming, as well as growth in clearing house services.

Network Services

Network Services revenues were $31.1 million in fourth quarter 2007, a 4.2% increase compared to fourth quarter 2006. For full year 2007, Network Services revenues were $124.8 million, flat with full year 2006. Fourth quarter increases were primarily driven by volume increases in GSM transport services, reporting and data networking.

Number Portability Services

Number Portability Services revenues were $7.0 million in fourth quarter 2007, a 1.6% decrease compared to fourth quarter 2006. For full year 2007, Number Portability Services revenues were $27.1 million, a 5.7% decrease compared to full year 2006. Results in both periods were due to the pricing impact of certain renewals partially offset by increased revenues from new services provided to Canadian mobile operators.

Call Processing Services

Call Processing Services revenues were $7.6 million in fourth quarter 2007, a 5.0% increase compared to fourth quarter 2006. For full year 2007, Call Processing Services revenues were $31.4 million, a 7.2% increase compared to full year 2006. Performance in both periods was driven by strong increases in Signaling Solutions offset by continued declines in legacy fraud-related services.

Enterprise Solutions

Enterprise Solutions revenues were $0.9 million in fourth quarter 2007 and $4.1 million for full year 2007.

Off-Network Database Queries (Pass-Through)

Pass-through revenues for fourth quarter 2007 were $1.3 million and $5.6 million for full year 2007.

Fourth Quarter 2007 Business Highlights

•	Closed the acquisition of the wireless clearing and financial settlement business of Billing Services Group and began integration efforts.

•	Won contracts in October to provide clearing services to VimpelCom Group, which includes an additional six national operators, and to PEOPLEnet of the Ukraine for clearing and inter-standard roaming.

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com

Syniverse 4Q 2007 results 3

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Announced a new global, four-year contract extension until 2011 to provide voice and data clearing services to all 18 Vodafone operating companies on five continents as well as a four- year agreement for DataNet, Syniverse’s Near Real Time Roaming Data Exchange (NRTRDE) anti-fraud roaming solution.

•	Won multiple contracts with global GSM operators for Syniverse DataNet.

•	Appointed Jeff Gordon as Chief Technology Officer in January, succeeding Paul Wilcock, who is retiring.

Outlook

The company is providing the following outlook for 2008:

Net Revenues	$425 - $440 million
Net Income	$47.5 -$54 million
Adjusted EBITDA	$190 -$200 million
Cash Net Income	$85 -$90 million

Additionally, the company expects to generate operating free cash flow in excess of $100 million for 2008.

Syniverse expects to realize approximately $12 million of annualized run rate cost savings in connection with its integration of BSG Wireless. Approximately one-third of this total is expected to be realized by year end 2008, with the remainder to be realized in 2009. Expected Adjusted EBITDA and Cash Net Income have been adjusted to exclude the one-time costs related to integrating the businesses and the duplicative costs that are expected to be eliminated by the end of 2009.

Non-GAAP Measures

Syniverse’s Adjusted Net Income is determined by adding the following to net income: provision for income taxes, restructuring, SFAS 123R non-cash compensation, purchase accounting amortization, IOS North America and BSG Wireless transition expenses, facilities move expense, loss on extinguishment of debt, litigation settlement, and less non-operating gains to arrive at Adjusted Net Income before provision for income taxes. This adjusted pre-tax result is then further adjusted for a provision for income taxes at an assumed long-term tax rate of 39%, which excludes the effect of our NOLs.

Syniverse’s Cash Net Income is determined by adding the cash benefit of our tax-deductible goodwill to Adjusted Net Income. This benefit is a result of the differing treatments of approximately $362 million of goodwill on our balance sheet created primarily from our acquisitions from Verizon and of IOS North America. While not amortized for GAAP purposes, goodwill amortization is deductible in calculating our taxable income and, hence, reduces cash tax liabilities.

Syniverse’s Adjusted EBITDA is determined by adding the following to net income: interest expense, net, provision for income taxes, depreciation and amortization, restructuring, SFAS 123R non-cash compensation, IOS North America and BSG Wireless transition expenses, facilities move expense, loss on extinguishment of debt, litigation settlement, and less non-operating gains. A reconciliation of Adjusted EBITDA, Adjusted Net Income and Cash Net Income to net income is presented in the financial tables contained herein.

Syniverse’s Operating Free Cash Flow is determined by adding (or subtracting) the following to Net cash provided by operating activities: (capital expenditures), cash paid (received) in legal settlement and (accrued but not yet paid acquisition earn-out).

We present Adjusted Net Income and Cash Net Income because we believe that Adjusted Net Income and Cash Net Income provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income provides our investors with valuable insight into our profitability exclusive of unusual adjustments, and Cash Net Income provides further insight into the cash

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com

Syniverse 4Q 2007 results 4

impact resulting from the different treatments of goodwill for financial reporting and tax purposes. We rely on Adjusted Net Income and Cash Net Income as primary measures of the company’s earnings exclusive of these unusual and other non-cash cash charges.

We present Adjusted EBITDA and Operating Free Cash Flow because we believe that Adjusted EBITDA and Operating Free Cash Flow provide useful information regarding our continuing operating results. We rely on Adjusted EBITDA and Operating Free Cash Flow as primary measures to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. We also review Adjusted EBITDA and Operating Free Cash Flow to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we also utilize Adjusted EBITDA and Operating Free Cash Flow as an assessment of our overall liquidity and our ability to meet our debt service obligations. None of these non-GAAP measures should be reviewed without consideration of our net income, cash from operations and other GAAP measures.

We believe that Adjusted EBITDA, Operating Free Cash Flow, Adjusted Net Income and Cash Net Income are useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows. Adjusted EBITDA, Operating Free Cash Flow, Adjusted Net Income and Cash Net Income have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, cash flows from operating activities, and other consolidated income or cash flows statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA and Operating Free Cash Flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business, and Adjusted Net Income and Cash Net Income should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Operating Free Cash Flow, Adjusted Net Income and Cash Net Income as supplemental information.

Fourth Quarter 2007 Earnings Call

Syniverse will host a conference call today at 4:30 p.m. ET to discuss these results. To participate on this call, U.S. callers may dial toll-free 1-866-314-4483; international callers may dial direct (+1) 617-213-8049. The passcode for this call is 34094067. This event also will be webcast live over the Internet in listen-only mode at www.syniverse.com/investorevents.

A replay of this call will be available beginning shortly after the call concludes through March 4 at 11:59 p.m. ET. To access the replay, U.S. callers may dial toll-free 1-888-286-8010; international callers may dial direct (+1) 617-801-6888. The replay passcode is 55379712.

About Syniverse

Syniverse Technologies (NYSE:SVR) makes it possible for over 500 communications companies in more than 100 countries to address market changes and demands as they deliver everything from voice calls to sophisticated data and video services. By ensuring that disparate technologies and standards interoperate, Syniverse allows operators to provide seamless, interactive mobile services to their subscribers wherever and whenever they need them. Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com

Cautions about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com

Syniverse 4Q 2007 results 5

are not guarantees of future performance. Actual results could differ materially from our current expectations as a result of many factors, including: unpredictable quarterly fluctuations in our business; the effects of competition; adverse changes in our agreements with our vendors or partners; the impact of international expansion efforts on our business; changes in our tax status; risks or uncertainties inherent in or related to the integration of BSG Wireless (including unanticipated operating costs and business disruptions); and other risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission. These and other risks and uncertainties associated with our business are described in our filings with the Securities and Exchange Commission.

# # #

Investor Relations Contact:

Jim Huseby, Syniverse Technologies

Jim.huseby@syniverse.com

+1 (813) 637-5000

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 | 1.813.637.5000 | www.syniverse.com

Syniverse Holdings, Inc

Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per share information)

	Quarter Ended December 31, 2006	Quarter Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2007
Technology Interoperability Services	$39,024	$53,609	$138,655	$184,471
Network Services	29,879	31,129	124,832	124,788
Number Portability Services	7,134	7,024	28,766	27,128
Call Processing Services	7,240	7,600	29,315	31,421
Enterprise Solution	1,283	861	7,289	4,084

Revenues excluding Off Network Database Queries	84,560	100,223	328,857	371,892
Off Network Database Queries	1,281	1,270	8,162	5,632

Total Revenues	85,841	101,493	337,019	377,524
Cost of operations	34,694	35,420	134,641	137,520

Gross Margin	51,147	66,073	202,378	240,004
Gross Margin %	59.6%	65.1%	60.0%	63.6%
Gross Margin % before
Off Network Database Queries	60.5%	65.9%	61.5%	64.5%
Sales and marketing	6,785	8,690	25,446	30,637
General and administrative	13,958	15,017	58,508	56,937
Depreciation and amortization	10,638	11,003	41,172	42,867
Restructuring	—	(25)	1,006	2,211

Operating income	19,766	31,388	76,246	107,352
Other income (expense), net
Interest expense, net	(6,443)	(6,157)	(25,504)	(23,554)
Loss on extinguishment of debt	—	—	(924)	—
Other, net	(55)	(107)	332	(69)

	(6,498)	(6,264)	(26,096)	(23,623)

Income before provision for (benefit from) income taxes	13,268	25,124	50,150	83,729
Provision for (benefit from) income taxes	(45,837)	8,498	(39,574)	31,310

Net income	$59,105	$16,626	$89,724	$52,419

Net income per share
Basic	$0.88	$0.25	$1.34	$0.78
Diluted	$0.88	$0.25	$1.33	$0.78
Shares used in calculation
Basic	67,106	67,438	66,943	67,333
Diluted	67,320	67,786	67,298	67,531

Revenue by region (1) (unaudited):	Quarter Ended December 31, 2006	Quarter Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2007
North America	$63,478	$77,966	$267,828	$291,186
Asia Pacific	13,471	11,198	31,058	41,725
Central and Latin America	5,224	6,833	20,204	23,860
Europe, Middle East and Africa	2,387	4,226	9,767	15,121

Subtotal non-North American Revenue	21,082	22,257	61,029	80,706

Revenues excluding Off Network Database Queries	84,560	100,223	328,857	371,892
Off Network Database Queries	1,281	1,270	8,162	5,632

Total Revenues	$85,841	$101,493	$337,019	$377,524

(1)	Based on “bill to” location on invoice

SYNIVERSE HOLDINGS, INC.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

DECEMBER 31, 2007

(in thousands)

	December 31, 2006	December 31, 2007
		(unaudited)
ASSETS
Current assets:
Cash	$26,704	$49,086
Accounts receivable, net of allowances of $1,117 and $762, respectively	69,163	79,378
Prepaid and other current assets	10,137	11,425

Total current assets	106,004	139,889

Property and equipment, net	42,880	43,856
Capitalized software, net	51,803	62,615
Deferred costs, net	4,842	10,786
Goodwill	393,662	609,183
Identifiable intangibles, net	182,254	232,023
Other assets	2,702	1,262

Total assets	$784,147	$1,099,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,591	$5,006
Accrued payroll and related benefits	5,142	12,016
Accrued interest	5,206	5,910
Other accrued liabilities	36,461	40,116
Current portion of Term Note B	1,393	3,459

Total current liabilities	56,793	66,507

Long-term liabilities:
Deferred tax liabilities	1,900	35,651
7 3/4% senior subordinated notes due 2013	175,000	175,000
Term Note B, less current maturities	135,168	344,476
Other long-term liabilities	492	7,188

Total long-term liabilities	312,560	562,315

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 300,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 100,300,000 shares authorized; 68,419,194 shares issued and 68,039,075 shares outstanding and 68,683,075 shares issued and 68,302,956 shares outstanding at December 31, 2006 and December 31, 2007, respectively	68	68
Additional paid-in capital	459,125	463,711
Retained earnings (accumulated deficit)	(44,777)	4,851
Accumulated other comprehensive income	406	2,191
Common stock held in treasury, at cost; 380,119 at December 31, 2006 and December 31, 2007, respectively	(28)	(29)

Total stockholders’ equity	414,794	470,792

Total liabilities and stockholders’ equity	$784,147	$1,099,614

This is a preliminary consolidated balance sheet which includes preliminary estimates of the purchase accounting allocations for the acquisition of BSG Wireless. These estimates are based on the best information available to the company at the date of this press release, but are subject to further adjustment.

SYNIVERSE HOLDINGS, INC.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

December 31, 2007

(in thousands)

	Years Ended December 31,
	2006	2007
Cash flows from operating activities
Net income	$89,724	$52,419
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including amortization of deferred debt issuance costs	42,538	44,104
Provision for (recovery of) uncollectible accounts	489	(169)
Deferred income tax (benefit) expense	(40,304)	26,854
Loss on extinguishment of debt	924	—
Stock-based compensation	1,820	3,564
Loss on disposition of property	441	1,075
Gain on sale of marketable securities	(119)	—
Changes in operating assets and liabilities:
Accounts receivable	(637)	211
Other current assets	2,957	(733)
Accounts payable	(5,960)	2,469
Other current liabilities	6,400	(9,126)
Other assets and liabilities	(462)	594

Net cash provided by operating activities	97,811	121,262

Cash flows from investing activities
Capital expenditures	(19,921)	(27,665)
Proceeds from the sale of marketable securities	119	—
Acquisition of BSG Wireless, net of acquired cash	—	(273,553)
Acquisition of ITHL, net of acquired cash	(43,881)	(735)

Net cash used in investing activities	(63,683)	(301,953)

Cash flows from financing activities
Debt issuance costs paid	—	(7,180)
Repayment of 12.75% senior subordinated notes due 2009 including prepayment of premium and related fees	(15,424)	—
Borrowings under delayed draw term loans	—	290,000
Principal payments on senior credit facility	(41,763)	(81,566)
Employee stock purchase plan	—	730
Stock options exercised	140	670
Minimum tax withholding on restricted stock awards	—	(378)
Purchase of treasury stock	(5)	(1)

Net cash provided by (used in) financing activities	(57,052)	202,275

Effect of exchange rate changes on cash	334	798

Net increase (decrease) in cash	(22,590)	22,382
Cash at beginning of period	49,294	26,704

Cash at end of period	$26,704	$49,086

Supplemental cash flow information
Interest paid	$26,455	$24,477
Income taxes paid	764	6,042

Supplemental non-cash transactions
Reduction of goodwill and restructuring reserve accrual	72	—

Syniverse Holdings, Inc

Reconciliation of Non GAAP Measures to GAAP (unaudited)

(In thousands except per share information)

	Quarter Ended December 31, 2006	Quarter Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2007
Reconciliation to adjusted EBITDA
Net income	$59,105	$16,626	$89,724	$52,419
Interest expense, net	6,443	6,157	25,504	23,554
Provision for (benefit from) income taxes	(45,837)	8,498	(39,574)	31,310
Depreciation and amortization	10,638	11,003	41,172	42,867
Restructuring	—	(25)	1,006	2,211
SFAS 123R non-cash compensation	787	1,118	1,820	3,564
IOS North America transition (income) expense	(8)	—	786	—
Facilities move expense	25	—	5,298	—
Loss on extinguishment of debt	—	—	924	—
Data processing contract termination fee	962	—	962	—
Litigation settlement	(966)	—	402	—
Non-operating gains	—	—	(330)	—

Adjusted EBITDA	$31,149	$43,377	$127,694	$155,925

	Quarter Ended December 31, 2006	Quarter Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2007
Reconciliation to adjusted net income and cash net income
Net income	$59,105	$16,626	$89,724	$52,419
Add provision for (benefit from) income taxes	(45,837)	8,498	(39,574)	31,310

Income before provision for income taxes	13,268	25,124	50,150	83,729
Restructuring	—	(25)	1,006	2,211
SFAS 123R non-cash compensation	787	1,118	1,820	3,564
Purchase accounting amortization	4,717	4,703	17,848	18,812
IOS North America transition expenses	(8)	—	786	—
Facilities move expense	25	—	5,298	—
Loss on extinguishment of debt	—	—	924	—
Data processing contract termination fee	962	—	962	—
Litigation settlement	(966)	—	402	—
Non-operating gains	—	—	(330)	—

Adjusted income before provision for income taxes	18,785	30,920	78,866	108,316
Less assumed provision for income taxes at 39%	(7,326)	(12,059)	(30,758)	(42,243)

Adjusted net income	11,459	18,861	48,108	66,073
Add cash savings of tax deductible goodwill(1)	2,300	2,301	9,200	9,204

Cash net income	$13,759	$21,162	$57,308	$75,277

Adjusted net income per share	$0.17	$0.28	$0.71	$0.98
Cash net income per share	$0.20	$0.31	$0.85	$1.11
Diluted shares outstanding	67,320	67,786	67,298	67,531

1) Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.

	Quarter Ended December 31, 2006	Quarter Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2007
Reconciliation to free cash flow
Cash from operations	$44,151	$53,225	$97,811	$121,262
Capital expenditures	(3,393)	(5,691)	(19,921)	(27,665)
Cash paid (received) in legal settlement	—	—	2,400	(2,500)
Change in working capital due to ITHL contingent payment	(6,160)	—	(6,160)	6,160

Free Cash Flows	$34,598	$47,534	$74,130	$97,257

Supplemental information:
Cash interest paid	$3,012	$3,056	$26,455	$24,477
Cash income taxes paid	764	3,217	764	6,042

Syniverse Holdings Inc.

Reconciliation of Non GAAP Measure Estimates to GAAP (unaudited)

	2008E Low	2008E High
(in millions)
Reconciliation to adjusted EBITDA
Net income	$47.5	$54.0
Interest expense, net	36.5	36.5
Provision for income taxes	29.5	33.0
Depreciation and amortization(1)	59.0	59.0
SFAS 123R non-cash compensation	4.0	4.0
BSGW transition expenses(2)	13.5	13.5

Adjusted EBITDA	$190.0	$200.0

Reconciliation to adjusted net income and cash net income
Net income	$47.5	$54.0
Add provision for income taxes	29.5	33.0

Income (loss) before provision for income taxes	77.0	87.0

Adjustments income (loss) before provision for income taxes

Purchase accounting amortizations	27.5	27.5
SFAS 123R non-cash compensation	4.0	4.0
BSGW transition expenses(2)	13.5	13.5

Adjusted income (loss) before provision for income taxes	122.0	132.0

Less assumed provision for income taxes	(46.2)	(51.2)

Adjusted net income	75.8	80.8

Add cash savings of tax deductible goodwill(3)	9.2	9.2

Cash net income	$85.0	$90.0

1)	Includes preliminary estimates of purchase accounting amortizations for BSGW.
2)	Represents certain costs that we do not expect to continue in the business upon full integration including:
a)	Integration specific expenses, including any temporary headcount needed for the migrations, travel for the integration teams, and other one-time costs related to the integration project and:
b)	Duplicative data processing and headcount expenses that will not remain following the full integration.

3)	Represents the cash benefit realized currently as a result of the tax deductibility of goodwill amortization.